[LOGO OF DIAMETRICS MEDICAL]	Exhibit 99.1

Contacts:

Diametrics Medical, Inc.

Dave Kaysen, CEO

Glen Winchell, CFO

(651) 639-8035

Diametrics Medical Reports Second Quarter 2003 Financial Results

—Company Discusses Business Developments and 2003 Financial Outlook—

ST. PAUL, Minn., August 14, 2003 – Diametrics Medical, Inc. (OTC BB: DMED) today announced financial results for the second quarter and six months ended June 30, 2003.

For the second quarter ended June 30, 2003, net sales totaled $2.8 million, compared with sales of $5.3 million for the comparable three-month period last year, and with $2.2 million for the first quarter of 2003. Revenue for the quarter was comprised of 76% intermittent testing products and 24% continuous monitoring products. Disposable products represented 55% of revenue, including approximately 326,000 intermittent testing cartridges and 1,250 continuous monitoring sensors. Hardware sales included over 200 IRMA analyzers and 14 continuous monitoring systems.

The decline in second quarter sales from 2002 was primarily the result of the termination of Diametrics’ exclusive distribution agreement with Philips Medical Systems on November 1, 2002, and the subsequent and ongoing transition to Diametrics’ new distributor and direct sales force channel model. Revenue growth of 30% from first quarter 2003 reflects the continued development of the Company’s new distribution channels and particular strength in China, where the IRMA system is being used in SARS therapy.

The Company’s net loss for the second quarter was $1.2 million and included a net gain of $1.3 million as the result of modification of the Company’s Senior Secured Fixed Rate Notes in April 2003. Net loss available to common shareholders was $2.2 million, or $0.08 per share, which includes a one-time deemed dividend on the preferred stock the Company issued in May 2003, resulting from a beneficial conversion feature of that offering. Net loss in the second quarter of 2002 was $2.1 million, or $0.08 per share.

For the six months ended June 30, 2002, net sales were $5.0 million, versus $10.7 million for the comparable period a year ago. The net loss for the six-month period was $4.1 million, and net loss available to common shareholders was $5.1 million, or $0.19 per share. Net loss for the same period in 2002 was $3.2 million, or $0.12 per share.

“We are very pleased with our quarterly revenue growth and reduced operating losses since last year’s fourth quarter, which was our first quarter of operations post termination of our exclusive distribution agreement with Philips Medical Systems,” said David B. Kaysen, President and CEO of Diametrics. “Sales through our new distribution channels for the second quarter were 74% of total revenue, compared to 52% in first quarter of this year and 27% in fourth quarter 2002.”

Business Update

On July 18, 2003, Diametrics announced that it had entered into an Asset Purchase Agreement with International Technidyne Corporation (ITC), a wholly owned subsidiary of Thoratec Corporation (NASDAQ: THOR), to sell substantially all of the assets of its intermittent testing business, primarily consisting of the IRMA® SL Blood Analysis System and related cartridges for a broad range of critical care, point-of-care blood analysis. The sale is subject to approval by Diametrics’ shareholders and customary closing conditions. Assuming Diametrics’ shareholder approval, the transaction is expected to close during third quarter 2003. This transaction will allow Diametrics to focus on the development of its continuous monitoring business.

The terms of the Asset Purchase Agreement require ITC to pay Diametrics approximately $5.2 million in cash, which may be adjusted downward if any purchase price adjustments are required, and to assume up to $550,000 of related liabilities. Of this $5.2 million cash payment, $780,000 will be placed in escrow by ITC for 180 days after the closing of the transaction to fund indemnification obligations, if any, that may arise.

Financial Guidance

Upon receipt of shareholder approval for the sale of the intermittent testing business, financial results of that business segment will be recorded as a discontinued operation of the Company until the sale transaction is closed. The close is expected by the end of the third quarter, but specific timing is not yet known and is subject to shareholder approval. The intermittent testing business will also go through a transition in its distribution channels in preparation for the sale. Additional restructuring is expected to occur in the remaining Diametrics business to bring the cost structure in line with the smaller company going forward, focused on the continuous monitoring business.

Given these factors, it is difficult to accurately forecast the quarterly results of the Company for the remainder of 2003. Revenue is expected to decline in the second half of 2003, compared to the first half, due to the transition and sale of the intermittent business. The operating loss is also expected to decline, due to the sale of that business, but the decline may be offset by restructuring costs incurred to lower the cost structure of the Company’s remaining business going forward.

The Company’s cash balance on June 30, 2003 was $1.3 million. The Company is carefully controlling costs and is pursuing interim financing options to bridge it to completion of the intermittent testing business sale, if necessary. The proceeds from that sale are expected to be sufficent to fund the operations for approximately the next 12 months, during which time the Company is expecting to pursue additional financing to fund its operations over the long term.

Investor Conference Call

Diametrics will conduct a live webcast today, Thursday, August 14, 2003, at 11:00 a.m. Eastern Daylight Time to discuss its second quarter and six-month financial results, and provide a business update and outlook for 2003. Interested parties may listen to the call via the Internet at http://www.diametrics.com.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Diametrics Medical, Inc.

Diametrics Medical is a leader in critical care technology. The Company’s products improve the quality of healthcare delivery by providing immediate, accurate and cost-effective blood and tissue diagnostic information. Primary products include the IRMA®SL point-of-care blood analysis system; the TrendCare® continuous blood gas monitoring system, including Paratrend® and Neotrend® for use with adult, pediatric and neonatal patients; the Neurotrend® cerebral tissue monitoring system; and the Integrated Data Management System (idms). Additional information is available at the Company’s Web site, http//www.diametrics.com.

Forward Looking Statements

Statements in this press release regarding the proposed transaction between Diametrics and ITC, the expected timetable for completing the transaction, benefits and synergies of the transaction, and any other statements about Diametrics’ management’s future expectations, beliefs, goals, plans, or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the ability to consummate the transaction. Such risks and uncertainties include without limitation, demand and acceptance of new and existing products, technology advances and product obsolescence, competitive factors, and the availability of capital to finance future growth. For further cautions regarding the risks of investing in Diametrics, we refer you to the documents Diametrics files from time to time with the SEC, particularly Diametrics’ Form 10-K filed March 31, 2003, Form 10-Q filed May 15, 2003, and the Proxy Statement relating to the transaction to be filed subsequently. Diametrics disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

— Financial Statements Follow —

DIAMETRICS MEDICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net revenue	$2,827,251	$5,275,931	$5,003,918	$10,738,805

Cost of revenue	2,197,889	3,953,497	3,955,635	7,958,776

Gross profit	629,362	1,322,434	1,048,283	2,780,029

Operating expenses:
Research and development	1,025,240	1,298,895	2,156,746	2,520,532
Selling, general and administrative	1,976,389	1,345,102	4,024,882	2,529,048
Restructuring and other charges	—	688,188	—	688,188

Total operating expenses	3,001,629	3,332,185	6,181,628	5,737,768

Operating loss	(2,372,267)	(2,009,751)	(5,133,345)	(2,957,739)

Interest income	3,199	21,733	10,685	53,970
Interest expense	(340,711)	(135,282)	(479,238)	(271,021)
Gain on modification of convertible notes	1,500,000	—	1,500,000	—
Other expense, net	(16,225)	(7,288)	(14,727)	(14,789)

Net loss	(1,226,004)	(2,130,588)	(4,116,625)	(3,189,579)

Beneficial conversion feature—preferred stock dividend	(958,962)	—	(958,962)	—

Net loss available to common shareholders	$(2,184,966)	$(2,130,588)	$(5,075,587)	$(3,189,579)

Basic and diluted net loss per share available to common shareholders	$(0.08)	$(0.08)	$(0.19)	$(0.12)

Weighted average number of common shares outstanding	26,852,847	26,813,070	26,844,197	26,808,785

DIAMETRICS MEDICAL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$1,271,339	$3,964,791
Receivables	1,160,447	1,090,480
Inventories	2,917,965	3,570,515
Prepaid expenses and other current assets	103,970	359,551

Total current assets	5,453,721	8,985,337

Property and equipment, net	4,096,548	4,458,740

Other assets	42,588	6,700

	$9,592,857	$13,450,777

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$2,637,380	$2,486,623
Other current liabilities	195,601	7,503,930

Total current liabilities	2,832,981	9,990,553

Long-term liabilities:
Long-term liabilities, excluding current portion	5,362,277	226,127
Accrued retirement plan benefit	2,563,201	2,563,201

Total liabilities	10,758,459	12,779,881

Shareholders' equity (deficit)	(1,165,602)	670,896

	$9,592,857	$13,450,777